Exhibit F-1



                                          December 19, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   SEC File No. 70-10079

Ladies and Gentlemen:

     We have examined the Application on Form U-1, dated August 12, 2002, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by FirstEnergy Corp. ("FirstEnergy"), Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Pennsylvania Power Company, Metropolitan Edison Company, Pennsylvania Electric Company, Jersey Central Power & Light Company and American Transmission Systems, Incorporated (collectively, "Applicants") with the Securities and Exchange Commission and docketed in SEC File No. 70-10079, as amended by Amendment No. 1 thereto, dated November 14, 2002, and Amendment No. 2 thereto, dated December 19, 2002, of which this opinion is to be a part (The Application, as so amended and thus to be amended, is hereinafter referred to as the "Application").

     In the Application, the Applicants have requested authority to invest, directly or through one or more subsidiaries, up to $100 million from time to time through December 31, 2005, in new or existing LIHTC Projects located anywhere in the United States and historic building or other qualified rehabilitated building projects located within their service territories (collectively, "Tax Credit Projects").

     We have  examined  such records of the  Applicants  and have  examined such
other  documents,   instruments  and  agreements  and  have  made  such  further investigation as we have deemed necessary as a basis for this opinion.

     We are members of the bars of the States of New Jersey and New York and are not expert in the laws of any jurisdiction other than the laws of such states and the federal laws of the United States of America. As to all matters herein which are governed by the laws of the State of Ohio and the Commonwealth of Pennsylvania we have relied upon the opinion of Gary Benz, Esq., which is being filed as Exhibit F-2 to the Application.


     Based upon and subject to the foregoing, and assuming that the Tax Credit Projects are carried out in accordance with the Application, we are of the opinion that:

                    (a) all State laws  applicable to the proposed  transactions will have been complied with;

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                    (b) the Applicants will legally acquire, directly or through one or more subsidiaries, passive interests in Tax Credit Projects, as described in the Application;

                    (c) the consummation of the proposed  transactions  will not violate the legal rights of the holders of any securities issued by Jersey Central Power & Light Company.

     We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                    Very truly yours,


                                    /s/ Thelen Reid & Priest
                                    ------------------------
                                    Thelen Reid & Priest LLP


NY #507489 v1